CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                    GENERAL AMERICAN INVESTORS COMPANY, INC.



         General American Investors Company, Inc., a Delaware corporation, hereby certifies as follows:

         FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable amending the first sentence of the first paragraph of Article FOURTH of the restated certificate of incorporation of said corporation to read as follows:

         "ARTICLE FOURTH: The total authorized capital stock of the Corporation shall be 60,000,000 shares, consisting of 50,000,000 shares of Common Stock of the par value of one Dollar ($1) per share and 10,000,000 shares of Preferred Stock of the par value of one Dollar ($1) per share."

         SECOND. The foregoing amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon in


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accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this certificate to be signed by Spencer Davidson, its President and Chief Executive Officer, on the 13th day of March, 2000.



                                        GENERAL AMERICAN INVESTORS
                                        COMPANY, INC.



                                         By /s/ Spencer Davidson
                                           -------------------------------------
                                           Name:   Spencer Davidson
                                           Title:  President and Chief Executive
                                                   Officer

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